Exhibit 99.1

May 2, 2006

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Sam Westover
	Sr. Vice President and CFO	President and CEO
	(801) 365-2804	(801) 365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FIRST QUARTER 2006

Company Launches Ion, Its First “Open-Ear” Product

Salt Lake City, Utah, May 2, 2006 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the first quarter ended March 31, 2006. Net sales were $25,882,000 in the first quarter 2006, approximately equal to net sales of $25,891,000 in the first quarter 2005, but up 5% from fourth quarter 2005 net sales of $24,612,000. The net loss was $1,579,000, or $.07 per share, in the first quarter 2006, an improvement from a net loss of $3,477,000, or $.16 per share, in the first quarter 2005.

North American sales of $10,275,000 in the first quarter 2006 were up 33% from first quarter 2005 sales of $7,737,000, as U.S. sales increased by 33% and Canadian sales increased by 34%, largely as a result of sales process improvements and the mid-March introduction of Ion, the company’s first open behind-the-ear hearing aid. European sales of $9,855,000 in the first quarter 2006 were down 20% from first quarter 2005 sales of $12,278,000, mainly due to the unfavorable effect of foreign currency translation based on the stronger U.S. dollar and decreased sales in Germany, which had experienced a high level of sales in the first quarter last year. Rest-of-world sales of $4,662,000 in the first quarter 2006 were up 16% from first quarter 2005 sales of $4,019,000, principally as a result of new sales and marketing programs. Ion was not introduced outside North America until April. Auditory testing equipment sales of $1,090,000 in the first quarter 2006 were down 41% from first quarter 2005 sales of $1,857,000, but last year’s first quarter figure included the recognition of $1,309,000 of low-margin upgrade revenue that had been deferred at the time of the Tympany acquisition in December 2004.

Gross profit of $14,283,000 in the first quarter 2006 was up 3% from gross profit of $13,857,000 in last year’s first quarter. Gross margin of 55.2% in the first quarter 2006 was up from last year’s first quarter level of 53.5%, mainly as a result of the aforementioned low-margin Tympany upgrade revenue, which reduced gross margin in 2005. Operating expenses in the first quarter 2006 of $15,759,000 decreased 8% from operating expenses of $17,206,000 in last year’s first quarter principally reflecting the benefits of the company’s restructuring activities undertaken in the second half of 2005 and lower spending to introduce Ion in the first quarter 2006 compared to introducing Innova in the first quarter 2005.

Sam Westover, President and CEO, stated, “I am pleased that our cost control efforts have already generated significant improvements to the bottom line and with the successful launch of our newest product, Ion. The early reactions to Ion by our hearing care professional customers and hearing impaired consumers have been enthusiastic, and we expect Ion to have a positive effect on revenue beginning in the second quarter.”

As of March 31, 2006, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $16.2 million and debt of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers and proprietary auditory testing equipment that automates the four most commonly performed hearing tests.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the Ion having a positive effect on revenue beginning in the second quarter 2006. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: the market acceptance of our products, including the new Ion product, and the degree to which Ion sales displace sales of other Sonic Innovations products; we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Tuesday, May 2, 2006 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 362-4831, or (617) 597-5347 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 77206794 (available through May 5, 2006), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended March 31
	2006	2005
Net sales	$25,882	$25,891
Cost of sales	11,599	12,034

Gross profit	14,283	13,857
Selling, general and administrative expense	13,319	14,854
Research and development expense	2,059	2,352
Asset impairment charge	381	—

Operating loss	(1,476)	(3,349)
Other income (expense)	69	(40)

Loss before income tax provision	(1,407)	(3,389)
Income tax provision	172	88

Net loss	$(1,579)	$(3,477)

Basic and diluted loss per common share	$(0.07)	$(0.16)

Weighted average number of common shares outstanding:
Basic and diluted	21,850	21,215

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets:
Cash and marketable securities	$16,231	$16,249
Accounts receivable	16,297	14,870
Inventories	10,024	10,234
Property and equipment	8,248	8,772
Goodwill and intangibles	33,827	33,825
Other	3,239	2,814

Total assets	$87,866	$86,764

Liabilities:
Accounts payable and accrued liabilities	$25,414	$23,519
Loan payable	6,037	6,217
Deferred revenue	7,237	7,257

Total liabilities	38,688	36,993
Shareholders’ equity:
Common stock	23	22
Additional paid-in capital	120,125	120,578
Accumulated deficit	(71,984)	(70,405)
Other	1,014	(424)

Total shareholders’ equity	49,178	49,771

Total liabilities and shareholders’ equity	$87,866	$86,764